Exhibit 4.110

Maximum Pledge Contract

Contract No.: TL1400018P

Pledgor : Hebei Chuanglian Finance Leasing Co., Ltd.

Pledgee : China Minsheng Bank Shijiazhuang Branch

Signing Date : August 4, 2014

Pledge Definition : To ensure multiple loans Party B (Pledgee) has lent to Ganglian Finance Leasing Co., Ltd, Party A (Pledgor)

is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB105,000,000

Pledge Term : From August 4, 2014 to August 4, 2016